Exhibit 99.1

FOR IMMEDIATE RELEASE

Kaiser Aluminum Corporation Announces Appointment of Additional Officers

FOOTHILL RANCH, Calif., June 11, 2012 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that the Company's board of directors has appointed the following members of the Company's senior management team as executive officers of the Company.

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Peter Bunin as Senior Vice President - Operations. Mr. Bunin has responsibility for the Company's operations in addition to Automotive sales and marketing. He joined the Company in 1996 as Vice President and General Manager of Raw Materials for Engineered Products, and served as Vice President and General Manager of Heat Treat Products, having been instrumental in the major expansion at the Company's Trentwood rolling mill facility. Before joining Kaiser, Mr. Bunin held senior management positions with Ampco Metals and Outokumpu Copper. Mr. Bunin holds a Master of Business Administration degree from the Harvard University Graduate School of Business and a Bachelor of Science degree in mechanical engineering from the Massachusetts Institute of Technology.

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Keith Harvey as Senior Vice President - Sales & Marketing, Aerospace & General Engineering. Mr. Harvey joined the Company in 1981 as an industrial engineer and has held positions of increasing responsibility in engineering and sales at several of the company's locations. He was named a Vice President in 1994 and has been responsible for driving significant growth of the Company's business in these end market segments. Mr. Harvey holds a Bachelor of Science degree in Industrial Engineering from West Virginia University.

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Ray Parkinson as Vice President - Advanced Engineering. Mr. Parkinson joined the Company in 1986 as technical director for extruded products and has an extensive background in sales, operations, quality control, engineering and research and development in a broad group of manufacturing environments. Mr. Parkinson holds a Ph.D. in metallurgy, as well as Bachelor's and Master's degrees in Engineering from Imperial College in the United Kingdom and an MBA from St. Mary's College. Mr. Parkinson has been instrumental in the continuous improvement of the Company's manufacturing practices and process controls and the development of KaiserSelect® products with enhanced characteristics meeting and exceeding the performance needs of the Company's customers.

“I am proud of the leadership and talent of the management team. Our team has been together for more than fifteen years, and the experience and continuity of this management team has been critical to the significant growth and success of the Company. Each of these individuals has been an integral part in building the Kaiser Aluminum business that exists today, and I am pleased this formal recognition by the Company's board further acknowledges their contributions and leadership roles,” said Jack A. Hockema, President, CEO and Chairman. “During the past six years we have been focused on profitable organic and acquisition growth and I am confident that with their continued leadership and contributions, the Company is well positioned for future growth as we move forward,” concluded Mr. Hockema.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Investor Relations Contact:	Public Relations Contact:
Melinda C. Ellsworth	Dave Quast
Kaiser Aluminum Corporation	FTI Consulting
(949) 614-1757	(213) 452-6348